EXHIBIT 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employee Agreement (the “First Amendment”) is entered into as of January 26, 2022 (the “Effective Date”) by and among 374WATER INC., a Delaware corporation (the “Company”) and YAACOV NAGAR (the “Employee”).

BACKGROUND

A. The Company and the Employee are parties to that certain Employment Agreement dated as of April 16, 2021 (the “Original Agreement”); and

B. The Company and the Employee desire to amend the Original Agreement as set forth in this First Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Employee agree as follows:

1. Incorporation of Recitals; Defined Terms. The recitals set forth above are hereby incorporated by reference into this First Amendment. Capitalized terms used, and not otherwise defined herein, shall have the meanings given to such terms in the Original Agreement.

2. Amendment to Original Agreement. As of the Effective Date, Section 4 of the Original Agreement is deleted and replaced in its entirety with the following clauses:

“4. Compensation; Benefits.

(a) Based Salary. The Employee shall receive compensation of $250,000 per year by the Company during the Initial Term (the “Base Salary”), with such compensation payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes as shall be required by applicable law. In addition, Employee shall be eligible for (i) bonuses, stock options and/or other incentive compensation in the discretion of the Board, and (ii) health insurance benefits and other employment benefits in accordance with plans established by the Company for its Employee employees from time to time.

(b) Bonus Compensation. The Employee shall be eligible to receive compensation as follows: (i) a one-time $33,000 cash bonus in the event the Company achieves net income for two consecutive fiscal calendar quarters for the period which is one year after the Initial Public Offering (the “Net Income Bonus”) and (ii) a one-time $67,000 cash bonus in the event the average closing price of the Company’s common stock over any consecutive three month period during the first year subsequent to the Initial Public Offering equals or exceeds one hundred and fifty percent (150%) the price per share at which the Company’s common stock is sold at the Initial Public Offering (the “Trading Price Bonus”). Both the Net Income Bonus and the Trading Price Bonus may be earned if both thresholds are achieved or either the Net Income Bonus or the Trading Price Bonus may be earned in only one of the thresholds is achieved. For the purposes of this Section 4(b), “Initial Public Offering” means the date on which the Company’s common stock is initially listed for trading on any tier of the NASDAQ Stock Market, the New York Stock Exchange, the NYSE American, or any other national securities exchange.”

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3. Miscellaneous. The Original Agreement and this First Amendment contain the entire understanding of the Company and Employee with respect to the subject matter hereof, and supersede all prior representations, agreements and understandings relating to the subject matter hereof. In the event of an inconsistency between the terms of the Original Agreement and this First Amendment with respect to the matters the subject matter hereof, this First Amendment will govern. Except as explicitly amended by this First Amendment, the Original Agreement shall remain in full force and effect and are not altered in any way.

[SIGNATURE PAGE FOLLOWS]

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 IN WITNESS WHEREOF, the Company and the Employee have caused this First Amendment to Employment Agreement be executed and as of the date referenced above.

COMPANY:

374WATER INC.

By:	/s/ Richard H. Davis
Name:	Richard H. Davis
Title:	Director

EMPLOYEE:

By:	/s/ Yaacov Nagar
Yaacov Nagar

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